TWO Announces Appointment of Travis Swenson and Plan for Chief Financial Officer Transition New York, November 12, 2024 – TWO (Two Harbors Investment Corp., NYSE: TWO), an MSR-focused REIT, today announced that the Board of Directors approved the appointment of Travis Swenson as Chief Financial Officer, with an effective date of May 5, 2025 (the “Effective Date”). Prior to the Effective Date, Mr. Swenson will serve as Deputy Chief Financial Officer and will report to William Dellal, the Company’s Interim Chief Financial Officer. Mr. Dellal will resign from his role as of the Effective Date. Prior to joining TWO, Mr. Swenson most recently served as the Chief Financial Officer of Colliers Mortgage Holdings LLC from 2020 to November 2024. Prior to that, Mr. Swenson was the Global Head of Client Accounting Services at WeWork, Inc. from 2019 to 2020. From February 2013 to 2019, Mr. Swenson served as Senior Managing Director, Americas Investment Accounting & Reporting Solutions Group, at CBRE, Inc., a large global commercial real estate services and investment company. Prior to that, Mr. Swenson held various roles within the Capital Markets Advisory practice of Deloitte & Touche LLP from 2004 to 2013, including most recently as Senior Manager. He also previously held various roles within the Financial Services Audit and Tax practices of Deloitte & Touche LLP, which he joined in September 2000. Mr. Swenson currently serves on the Board of Directors of Air T, Inc., where he is the Audit Committee Chair and a member of the Compensation Committee. Mr. Swenson is a licensed CPA (inactive) in both Minnesota and California. Mr. Swenson holds a Bachelor of Accountancy from the University of San Diego and an MBA from the University of Minnesota. “After a thoughtful search for a new CFO, we are pleased to announce that Travis Swenson will be joining our team as our new Deputy Chief Financial Officer,” stated Bill Greenberg, TWO’s President and Chief Executive Officer. “Travis brings with him an extensive background in real estate and financial services, having most recently served as the CFO of Colliers Mortgage Holdings LLC. I am confident that his expertise will be instrumental in driving our company forward, and we are excited to welcome him to the team.” About TWO TWO (Two Harbors Investment Corp., NYSE: TWO), a Maryland corporation, is a real estate investment trust that invests in mortgage servicing rights, residential mortgage-backed securities and other financial assets. TWO is headquartered in St. Louis Park, MN. Additional Information Stockholders of TWO and other interested persons may find additional information regarding the company at www.twoinv.com, at the Securities and Exchange Commission’s internet site at www.sec.gov or by directing requests to: TWO, 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, (612) 453- 4100. Contact Margaret Karr, Head of Investor Relations, TWO, (612) 453-4080, Margaret.Karr@twoinv.com